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EXHIBIT 12.1

              CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

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

                                                                  Years ended December 31,

                                                 1997         1998        1999        2000        2001
                                                 ----         ----        ----        ----        ----
Income available for fixed charges:
      Income(loss) from continuing operations
          before taxes                             46,782       49,755       1,021      (6,490)      5,053
      Fixed charges                                 1,319        1,305      23,989      44,290      38,492
                                                -------------------------------------------------------------
                                                   48,101       51,060      25,010      37,800      43,545

Fixed charges:
      Interest expense                                392          634      23,194      43,341      37,756
      Interest portion of rent expense                927          671         795         949         736
                                                -------------------------------------------------------------
                                                    1,319        1,305      23,989      44,290      38,492

Ratio of earnings to fixed charges                  36.5x        39.1x        1.0x          (a)       1.1x
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(a) The Company's earnings were inadequate to cover fixed charges for the pro forma year ended December 31, 2000 by approximately $6,490.